Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Financial Results for the
Second Quarter Ended June 30, 2004

SAN MATEO, Calif.-July 21, 2004-Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of business applications software, today announced financial results for the quarter ended June 30, 2004, consistent with preliminary financial results presented on July 7, 2004.

Total revenues for the second quarter of 2004 were $301.1 million. Revenues from license fees were $94.8 million. Revenues from professional services, maintenance, and other services were $206.2 million and are comprised of maintenance revenues of $114.4 million and professional services and other revenues of $91.8 million.

GAAP operating income for the second quarter of 2004 was $4.0 million and GAAP net income was $8.2 million or $0.02 per share. These results reflect a one-time charge of $6.0 million associated with an in-process research and development charge from the acquisition of Eontec Limited on April 20, 2004. Non-GAAP operating income for the second quarter of 2004 was $10.0 million and non-GAAP net income was $11.8 million or $0.02 per share, excluding this one-time adjustment.1 The company was able to achieve operating profits, up approximately 100 percent year over year on a non-GAAP basis, despite the decline in second-quarter 2004 revenues, primarily as a result of its previous restructuring activities and ongoing attention to its cost structure.

The company's cash, cash equivalents, and short-term investments were $2.12 billion as of June 30, 2004, reflecting cash generated during the quarter of approximately $58 million. This was offset by the company's $70 million cash outlay for the Eontec acquisition, which resulted in a net decline in cash of $12 million from the end of the prior quarter. Days sales outstanding in accounts receivable was 60 days for the second quarter of 2004.

Quarterly Highlights
The following highlights were announced or occurred since Siebel Systems' last earnings statement:

Siebel Systems Brings New Users Into Production: The company, along with its partners and customers, successfully deployed approximately 203,000 additional users in the second quarter of 2004. At the end of the second quarter, live Siebel users totaled approximately 2.6 million at more than 4,000 customers worldwide.

Siebel Systems Secures New Customers: The company concluded new software licensing agreements with more than 97 customers in the second quarter, including Acxiom Corporation; Alliance Capital Management L.P.; AstraZeneca AS; Becker Underwood, Inc.; Binda Italia Spa; Cattle's Plc; Computacenter (UK) Ltd; Elan Pharmaceuticals, Inc.; FastWeb S.P.A.; McGraw-Hill Companies, Inc.; Monsanto Company; National Library of Medicine; Novell, Inc.; Pfizer Limited; Renault V.I.; The Boeing Company; Toshiba Solutions Corporation; T-Systems Nova GmbH; and Weststar Bank.

Siebel Systems Secures Repeat Orders: In the second quarter, the company concluded additional software licensing agreements with more than 202 existing customers, including American Heart Association; American Power Conversion Corporation; BT; Carnival Cruise Lines; Centers for Medicare & Medicaid Services; Cymer, Inc.; DirecTV Operations, LLC; Elan Pharmaceuticals, Inc.; Electricite De France; Federal Aviation Administration; Gas Natural Informatica, S.A.; Gilead Sciences, Inc.; Hewlett-Packard Company; Honeywell Aerospace; Infonet Services Corporation; La Poste; Novartis Pharmaceuticals Corp.; ScriptPro USA, Inc.; Swisscom Mobile AG; TV Cabo Portugal SA; and Westpac Banking Corporation.

Customer Engagements: Siebel Systems concluded new engagements with companies across a variety of industries, including the following:

  The Centers for Medicare & Medicaid Services (CMS), the federal agency within the U.S. Department of Health and Human Services that runs the Medicare and Medicaid programs, is expanding its use of Siebel Healthcare nationwide to deliver a case management system to support the uniform process for handling all Medicare appeals. As part of the department's goal to be the most responsive agency in the Federal government, the Medicare Appeals System will improve the quality of services provided by CMS by enabling a fair, effective, and timely review of Medicare appeals.
  EDS has selected and procured Siebel Systems' full suite of business applications for internal standardization. EDS provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. EDS' core portfolio comprises information technology, applications, and business process services, as well as information technology transformation services.
  ExxonMobil Lubricants & Specialties business selected Siebel Oil and Gas 7.7 as its systems support tool for customer relations activities. Siebel Oil and Gas 7.7 is a comprehensive suite of customer-facing business applications that will enable ExxonMobil to better coordinate interactions with customers across multiple communication channels. The seamless integration of customer-facing activities to back-office and operational systems will enable ExxonMobil to better manage business processes that span several existing systems and better evaluate customer data and trends, while also improving overall efficiency.
  Gilead Sciences, a biopharmaceutical company that discovers, develops, and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide, chose Siebel business applications to achieve a broad range of analyses of its global clinical trials. Using Siebel Clinical will provide Gilead Sciences with the opportunity to enhance employee productivity in managing clinical studies and budgets.
  The Hertz Corporation has selected Siebel Sales Force Automation applications to automate its field sales organization. As part of its Global Sales Performance Support and Customer Management System project, Hertz has selected Siebel Systems to help them penetrate and increase market share at existing accounts, develop new business opportunities within existing and targeted markets, reduce selling costs, and enable salespeople to be more responsive by providing them with rapid access to global customer information and car rental data.
  Virgin Mobile USA introduced a new type of wireless service to the United States in June 2002, which focused on the rapidly growing youth market. Rather than building its own network backbone, Virgin Mobile is using Sprint PCS' telecommunications capacity, and rather than offering complicated plans with yearly contracts, it is offering a simple, pay-as-you-go pricing plan with no long-term obligations. Recognizing that providing superior customer service is a critical success factor in the wireless marketplace, Virgin Mobile selected Siebel Communications as a critical part of its IT infrastructure. A scalable and reliable solution, Siebel Communications ensures that customers can "top-up" their accounts instantaneously at any time of day through any channel and continue to receive uninterrupted wireless service. With the Siebel implementation, Virgin Mobile's Central Intelligence call center is approaching world-class standards in customer service. Virgin Mobile has now extended its Siebel footprint to meet its growing business and continue to provide world-class customer service.
  XM Satellite Radio, the nation's leading provider of satellite radio with more than 2.1 million subscribers, has decided to expand its existing deployment of Siebel CRM applications in its Listener Care organization. XM will use Siebel to improve the customer experience; acquire and retain new customers; leverage a unified, real-time view of all customer interactions to expand revenue opportunities; and reduce IT complexity and costs. By thoroughly understanding each customer's history, the company can respond quickly, accurately, and effectively to each and every customer request. The comprehensive solution will advance XM's position as the preeminent satellite radio provider and allow it to meet its future growth needs.

J. Michael Lawrie Named as Chief Executive Officer: As previously announced, J. Michael Lawrie was named as Chief Executive Officer of Siebel Systems, effective May 4, 2004. Mr. Lawrie was most recently Senior Vice President and Group Executive, Sales and Distribution at IBM and led the company's global operations, responsible for delivering more than $80 billion in annual revenue. Thomas M. Siebel continues as Chairman of the Board.

Siebel Systems Appointments to Board of Directors: As previously announced, Siebel Systems named J. Michael Lawrie, CEO of Siebel Systems, and John W. White to its Board of Directors. Mr. White served as Vice President and Chief Information Officer for Compaq Computer Corporation from February 1994 until October 1998 and managed Compaq's worldwide management information systems activities.

Siebel CRM OnDemand Gains Global Momentum: Building on its early market success in North America, Siebel Systems announced the availability of its hosted service in Europe and Asia Pacific with support for the following languages: UK English, French, Spanish, Italian, and German. Additionally, Siebel Systems announced the availability of Siebel CRM OnDemand in Australia, Hong Kong, and Singapore. European companies can now leverage Siebel Systems' proven CRM capabilities in a hosted, subscription-based service to sell to, market to, and serve customers in their native language. Siebel Systems also launched Siebel CRM OnDemand-Industry Editions, hosted CRM solutions that will provide embedded industry-specific capabilities that meet the specialized needs of the insurance, high technology, automotive, communications and media, financial services, life sciences, manufacturing, and consumer goods industries.

Siebel Systems Extends Leadership in CRM with Siebel 7.7: Siebel Systems again raised the bar for CRM with Siebel 7.7, the latest version of its market-leading CRM applications suite designed to help organizations deliver consistently positive customer experiences. Based on more than ten years of product development combined with Siebel Systems' experience with more than 4,000 customer deployments, Siebel 7.7 includes new and improved CRM functionality, business process support, integration applications, robust analytics, and new productivity and usability features. Siebel 7.7 delivers significant total cost of ownership (TCO) savings, with an average 40 percent reduction in overall TCO compared to previous Siebel releases. With Siebel 7.7, the Siebel 7 family encompasses 23 industry-specific applications and 70 solution sets that incorporate best practices in sales, marketing, and service-all built on a single standards-based architecture with enhanced capabilities tailored to meet individual market requirements. Support for Web Services and the standards-based Universal Application Network integration architecture enable rapid, low-cost integration with other business-critical systems.

Siebel Systems Acquires Eontec Limited: On April 20, 2004, Siebel Systems announced its acquisition of Eontec Limited, a global provider of multichannel retail banking solutions. With this acquisition, Siebel Systems has expanded its solutions offering for banking to include branch teller and Internet banking systems, creating the only retail banking solution that enables banks to increase branch profitability using an integrated suite of financial transaction, marketing, sales, service, and business intelligence capabilities.

Siebel Systems Receives Industry Recognition: Siebel Systems was recognized as one of the world's leading software companies in the second quarter of 2004:

  Siebel Systems Rated Number One for Trade Promotions in Consumer Goods Industry for the Third Consecutive Year. Siebel Systems was recognized by readers of Consumer Goods Technology magazine as "Best in Class" for the third consecutive year. Specifically, Siebel Systems was rated first in trade promotion management (TPM) for the third straight year, first in CRM for the second straight year, and first for customer experience in the newly created business intelligence category. Siebel Systems was also positioned in the Top Ten Business Intelligence rankings for its Siebel Analytics product.
  Analyst Firm Recognizes Siebel Systems as a Leading Provider of Hosted CRM Solutions. Siebel Systems has been recognized as a leader in the rapidly growing hosted CRM market, according to a recent report from Forrester Research entitled, "How to Choose a Hosted Sales Solution." The report cites the company's hybrid sales model, industry-specific offerings, strong international presence, solid partnerships, and corporate maturity as key advantages.

Other Recent Developments
The following highlights were announced or occurred since the end of Siebel Systems' second quarter:

Siebel Systems Unveils OnDemand/SMB Business Unit: In order to provide increased focus for significant market opportunities in the small and medium-sized business (SMB) space, Siebel Systems has established a new OnDemand/SMB business unit. The OnDemand/SMB unit will pursue a wide range of untapped SMB market opportunities, provide solutions and services tailored to meet the specific requirements of SMBs, and augment the company's leading position in the enterprise CRM market.

Siebel Systems Announces New Executive Appointments: As part of its previously stated strategy to add to its leadership team, Siebel Systems announced the following initial executive appointments:

  Bruce Cleveland, a former Siebel Systems executive, has returned to the company to lead the OnDemand/SMB business unit as Senior Vice President and General Manager reporting to the CEO. With more than 22 years of industry experience, including senior technical and marketing management positions at AT&T and Oracle, Mr. Cleveland is highly qualified for this role. He originally joined Siebel Systems in 1996 as Vice President, Marketing and in 1998 developed and launched the Siebel Alliance Program and managed the program globally as Vice President, Alliances. Mr. Cleveland later served as Siebel Systems' Senior Vice President, Marketing and led the company's global Marketing, Alliances, and Government Affairs organizations.
  Eileen J. McPartland will join Siebel Systems as the Senior Vice President of Global Services reporting to the CEO. Previously, Ms. McPartland served as Executive Vice President, Solutions Development at Ariba, Inc., where she managed its product development, product management, and technical support organizations. Prior to working at Ariba, Ms. McPartland was a partner at Accenture, leading the Global Change Management practice of the firm's fast-growing Enterprise Business Solutions unit, and was Executive Vice President of SAP America, Inc., leading SAP's consulting business, global accounts, and worldwide partner program. Herb Hunt, previously Senior Vice President Global Services, becomes Senior Vice President, Strategy, reporting to the CEO.

About Siebel Systems
Siebel Systems, Inc. is a leading provider of business applications software, enabling corporations to sell to, market to, and serve customers across multiple channels and lines of business. With more than 4,000 customer deployments worldwide, Siebel Systems provides organizations with a proven set of industry-specific best practices, CRM applications, market-leading analytics products, and business processes, empowering them to consistently deliver superior customer experiences and establish more profitable customer relationships. Siebel Systems' sales and service facilities are located in more than 30 countries.

# # #

Investor Contact: Terry Lee Siebel Systems Investor Relations (650) 295-5656 Investor.relations@siebel.com	Media Contact: Stacey Burbach Siebel Systems Public Relations (480) 377-3725 stacey.burbach@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the second quarter of 2004 of Siebel Systems, Inc. may differ from the management guidance discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly and annual financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the Business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K. Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

1   The company historically uses the non-GAAP financial measures of income discussed above to evaluate internally and to report results of its business. Siebel Systems believes that these measures best allow its management and investors to understand its activities and potential activities with customers. Siebel Systems believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results, as well as comparability to similar companies in the company's industry, most of which present the same non-GAAP financial measures to investors.

The non-GAAP financial measures used within the company's earnings press release exclude a purchased in-process research and development charge incurred in connection with the acquisition of Eontec Limited on April 20, 2004.

Purchased in-process product development expenses are incurred solely in connection with an acquisition of a business or an asset purchase. The company has only incurred such a charge one other time in the past five years and, accordingly, the company believes that the charge associated with the purchased in-process product development is unusual and infrequent. As a result, the company believes that providing specific financial information on the costs of such expenses, as well as providing non-GAAP income measures that exclude such costs, best allows investors to understand both the costs and benefits of the purchased in-process product development and the company's ongoing business activities during the quarter.

Management believes that its non-GAAP financial measures provide an additional tool for investors to evaluate ongoing operating results and trends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. The following is a reconciliation of the non-GAAP financial measures included in this press release to the most comparable GAAP measures (in millions):

                                                          Operating     Net
                                                            Income     Income
                                                          ---------- ----------

GAAP Measure.........................................     $     4.0  $     8.2
                                                          ---------- ----------
Adjustments:
   Purchased in-process product development..........           6.0        6.0
   Associated income tax benefit.....................            --       (2.4)
                                                          ---------- ----------
            Total adjusments.........................           6.0        3.6
                                                          ---------- ----------

Non-GAAP Measure.....................................     $    10.0  $    11.8
                                                          ========== ==========

SIEBEL SYSTEMS, INC.
Consolidated Balance Sheets
 (In thousands, except per share data)

                                                                           December 31,     March 31,        June 30,
                                                                               2003            2004            2004
                                                                          -------------   -------------   -------------
Assets

Current assets:
   Cash and cash equivalents...........................................   $    583,532    $    659,685    $    642,077
   Short-term investments..............................................      1,439,674       1,473,242       1,478,488
                                                                          -------------   -------------   -------------
          Total cash, cash equivalents and short-term investments......      2,023,206       2,132,927       2,120,565

   Accounts receivable, net............................................        259,834         231,097         201,114
   Deferred income taxes...............................................         61,742          59,786          65,603
   Prepaids and other..................................................         52,186          38,637          55,771
                                                                          -------------   -------------   -------------
          Total current assets.........................................      2,396,968       2,462,447       2,443,053

Property and equipment, net............................................        157,391         131,016         111,949
Goodwill...............................................................        140,957         144,795         200,053
Intangible assets, net.................................................         10,786          11,576          26,844
Other assets...........................................................         42,406          40,574          39,048
Deferred income taxes..................................................         95,866          94,866          94,866
                                                                          -------------   -------------   -------------
          Total assets.................................................   $  2,844,374    $  2,885,274    $  2,915,813
                                                                          =============   =============   =============

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable....................................................   $     18,907    $     13,570    $     31,354
   Accrued expenses....................................................        333,270         303,080         321,056
   Restructuring obligations...........................................         53,676          46,346          37,882
   Deferred revenue....................................................        282,217         311,375         314,474
                                                                          -------------   -------------   -------------
          Total current liabilities....................................        688,070         674,371         704,766

Restructuring obligations, less current portion........................         97,919          92,211          85,128
Other long-term liabilities............................................          8,159           6,478           4,768
                                                                          -------------   -------------   -------------
          Total liabilities............................................        794,148         773,060         794,662
                                                                          -------------   -------------   -------------

Stockholders' equity:
  Common stock; $0.001 par value; 2,000,000 shares authorized; 498,305,
     503,096 and 505,022 shares issued and outstanding, respectively...            498             503             505
  Additional paid-in capital...........................................      1,550,834       1,581,725       1,600,253
  Deferred compensation................................................         (1,479)         (1,235)         (2,608)
  Accumulated other comprehensive income...............................         58,650          57,846          41,410
  Retained earnings....................................................        441,723         473,375         481,591
                                                                          -------------   -------------   -------------
          Total stockholders' equity...................................      2,050,226       2,112,214       2,121,151
                                                                          -------------   -------------   -------------
          Total liabilities and stockholders' equity...................   $  2,844,374    $  2,885,274    $  2,915,813
                                                                          =============   =============   =============

SIEBEL SYSTEMS, INC.
Consolidated Statements of Operations
 (In thousands, except per share data)

                                                                   Three Months Ended      Six Months Ended
                                                                        June 30,               June 30,
                                                                 ---------------------  -----------------------
                                                                    2003       2004         2003        2004
                                                                 ---------- ----------  ----------- -----------
Revenues:
   Software....................................................  $ 109,894  $  94,829   $  221,986  $  221,628
   Professional services, maintenance and other................    223,405    206,230      444,068     408,718
                                                                 ---------- ----------  ----------- -----------
       Total revenues..........................................    333,299    301,059      666,054     630,346
                                                                 ---------- ----------  ----------- -----------
Cost of revenues:
   Software....................................................      4,268      2,837        8,989       6,044
   Professional services, maintenance and other................    126,141    107,741      251,653     215,666
                                                                 ---------- ----------  ----------- -----------
       Total cost of revenues..................................    130,409    110,578      260,642     221,710
                                                                 ---------- ----------  ----------- -----------
            Gross margin.......................................    202,890    190,481      405,412     408,636
                                                                 ---------- ----------  ----------- -----------
Operating expenses:
   Product development.........................................     75,474     75,537      154,745     147,561
   Sales and marketing.........................................     93,876     78,409      194,048     164,666
   General and administrative..................................     28,175     27,512       54,541      49,086
   Restructuring and related expenses..........................        274     (1,006)         274        (408)
   Purchased in-process product development....................         --      6,000           --       6,000
                                                                 ---------- ----------  ----------- -----------
       Total operating expenses................................    197,799    186,452      403,608     366,905
                                                                 ---------- ----------  ----------- -----------
            Operating income...................................      5,091      4,029        1,804      41,731

Other income, net..............................................     10,171      9,797       20,674      21,552
                                                                 ---------- ----------  ----------- -----------
            Income before income taxes.........................     15,262     13,826       22,478      63,283
Income taxes...................................................      5,494      5,610        8,092      23,415
                                                                 ---------- ----------  ----------- -----------
            Net income.........................................  $   9,768  $   8,216   $   14,386  $   39,868
                                                                 ========== ==========  =========== ===========

Diluted net income per share...................................  $    0.02  $    0.02   $     0.03  $     0.07
                                                                 ========== ==========  =========== ===========
Shares used in diluted share computation.......................    526,726    541,543      524,626     543,972
                                                                 ========== ==========  =========== ===========

Basic net income per share.....................................  $    0.02  $    0.02   $     0.03  $     0.08
                                                                 ========== ==========  =========== ===========
Shares used in basic share computation.........................    490,078    504,114      488,675     502,621
                                                                 ========== ==========  =========== ===========

SIEBEL SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
 (In thousands)

                                                                                Six Months Ended
                                                                                    June 30,
                                                                            ------------------------
                                                                                2003         2004
                                                                            ------------ -----------
Cash flows from operating activities:
   Net income.............................................................. $    14,386  $   39,868
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Write-off of property and equipment abandoned in restructuring.......       2,596          --
      Depreciation and amortization........................................      83,755      72,727
      Tax benefit from exercise of stock options...........................          --       4,800
      Deferred income taxes................................................         (46)         16
      Provision for doubtful accounts and sales returns....................       5,828      (1,000)
      Other, net...........................................................      (3,299)       (304)
      Changes in operating assets and liabilities:
         Accounts receivable...............................................      55,369      62,191
         Prepaids and other................................................       9,175        (190)
         Accounts payable and accrued expenses.............................     (27,468)     (3,396)
         Restructuring obligations.........................................     (43,376)    (29,756)
         Deferred revenue..................................................      18,791      30,407
                                                                            ------------ -----------
           Net cash provided by operating activities.......................     115,711     175,363
                                                                            ------------ -----------
Cash flows from investing activities:
   Purchases of property and equipment.....................................     (10,514)     (5,075)
   Purchases of short-term investments, net of sales.......................    (166,296)    (63,087)
   Other, net..............................................................      (5,828)    (74,909)
                                                                            ------------ -----------
           Net cash used in investing activities...........................    (182,638)   (143,071)
                                                                            ------------ -----------
Cash flows from financing activities:
   Proceeds from issuance of common stock, net of repurchases..............      35,757      41,260
   Repayments of capital lease obligations.................................      (6,380)     (6,605)
                                                                            ------------ -----------
           Net cash provided by financing activities.......................      29,377      34,655
                                                                            ------------ -----------
Effect of exchange rate fluctuations.......................................      13,455      (8,402)
                                                                            ------------ -----------
Change in cash and cash equivalents........................................     (24,095)     58,545
Cash and cash equivalents, beginning of period.............................     667,511     583,532
                                                                            ------------ -----------
Cash and cash equivalents, end of period................................... $   643,416  $  642,077
                                                                            ============ ===========